Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Golub Capital Private Credit Fund

(Name of Issuer)

Golub Capital Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$102,097,813.80(1)	0.0001531	$15,631.18	(2)
Fees Previously Paid
Total Transaction Valuation	$102,097,813.80(1)
Total Fees Due for Filing			$15,631.18	(2)
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$15,631.18

(1)	The transaction value is calculated as the aggregate maximum purchase price for common shares of beneficial interest (the “Shares”) of Golub Capital Private Credit Fund (the “Fund”), based upon the net asset value per share as of December 31, 2024, of $25.14. This amount is based upon the offer to purchase up to 4,061,170 Shares, par value $0.001 per share, of the Fund.

(2)	Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.